As filed with the Securities and Exchange Commission on February 11, 2022.
Registration No. 333- __
_________________________________________________________________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OFG BANCORP
(Exact Name of Registrant as Specified in its Charter)

Commonwealth of Puerto Rico	66-0538893
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)
Oriental Center
254 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918
(Address of Principal Executive Offices)

OFG BANCORP
2007 OMNIBUS PERFORMANCE INCENTIVE PLAN
(Full Title of the Plan)

Hugh González
General Counsel
Oriental Center
254 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918
(787) 771-6800
(Name, Address and Telephone Number, including Area Code of Agent for Service)

Copies to:
Iván G. Marrero
Pietrantoni Mendez & Alvarez LLC
Popular Center, 19th Floor
208 Ponce de Leon Avenue
San Juan, Puerto Rico 00918
(787) 773-6001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,”
and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer [ X ] Accelerated filer [ ]
Non-accelerated filer [ ] Smaller reporting company [ ]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This registration statement on Form S-8 is filed by OFG Bancorp (the “Company”) for the purpose of registering 923,774 additional shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), that may be issued in connection with the Company’s 2007 Omnibus Performance Incentive Plan, as amended and restated (the “Plan”). On March 11, 2020, the Company filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement that included a proposal to replenish and increase the total number of shares of Common Stock reserved for issuance under the Plan by 923,774 shares to 1,500,000. Such proposal was approved by the Company’s shareholders at their annual meeting on June 1, 2020. In accordance with Instruction E of the General Instructions to Form S-8, the registration statements on Form S-8 previously filed by the Company with the SEC relating to the Plan (File Nos. 333-147727, 333-170064 and 333-191603) (collectively, the “Prior Registration Statements”) are incorporated herein by reference, including all periodic reports of the Company that were filed subsequent to the Prior Registration Statements and which are incorporated therein by reference.

EXHIBIT INDEX

Exhibit No.	Description
4.1
OFG Bancorp 2007 Omnibus Performance Incentive Plan, as amended and restated (incorporated herein by reference to Exhibit 4.1 of the Company’s registration statement on Form S-8 filed on October 7, 2013).

4.2	Composite Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 of the Company’s annual report on Form 10-K filed on February 26, 2021).
4.3	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 of the Company’s annual report on Form 10-K filed on February 26, 2021).
4.4	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.4 of the Company’s registration statement on Form S-8 filed on October 7, 2013).
5.0*	Opinion of Pietrantoni Mendez & Alvarez LLC regarding legality.
23.1*	Consent of Pietrantoni Mendez & Alvarez LLC (included in the opinion of counsel filed as Exhibit 5.0).
23.2*	Consent of KPMG LLP.
24.0*	Power of attorney (included on page 3 hereof).
107.1*	Filing fee table
* Filed herewith.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the municipality of San Juan, Commonwealth of Puerto Rico, on the 11th day of February, 2022.

OFG BANCORP

By: /s/ José Rafael Fernández
José Rafael Fernández
President, Chief Executive Officer and
Vice Chairman of the Board

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints José Rafael Fernández, Maritza Arizmendi, and Hugh González, each acting singly, his true and lawful attorneys‑in‑fact and agents, each with full power of substitution and re‑substitution for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post‑effective amendments) to this registration statement, and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(a) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys‑in‑fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys‑in‑fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated:

SIGNATURES TITLES DATE

/s/ Julian S. Inclán Chairman of the Board February 11, 2022
Julian S. Inclán

/s/ José Rafael Fernández President, Chief Executive Officer and February 11, 2022
José Rafael Fernández Vice Chairman of the Board

/s/ Jorge Colón Gerena Director February 11, 2022
Jorge Colón Gerena

/s/ Néstor de Jesús Director February 11, 2022
Néstor de Jesús

/s/ Susan Harnett Director February 11, 2022
Susan Harnett

/s/ Pedro Morazzani Director February 11, 2022
Pedro Morazzani

/s/ Edwin Pérez Director February 11, 2022
Edwin Pérez

/s/ Rafael Vélez Director February 11, 2022
Rafael Vélez

/s/ Maritza Arizmendi Chief Financial Officer February 11, 2022
Maritza Arizmendi (Principal Financial and Accounting Officer)

/s/ Krisen Aguirre Director, Reporting and February 11, 2022
Krisen Aguirre Accounting Control
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